Exhibit 99.1

BCM Energy Partners, Inc. Announces Approval of Reverse Stock Split

NEW ORLEANS, August 16, 2011 /PRNewswire/ -- BCM Energy Partners, Inc. (OTCPK: BCME) is an oil and gas acquisition company focused on acquiring and developing distressed fields in onshore Texas, Louisiana and Mississippi.

On August 15, 2011, the Company held a Special Meeting of Stockholders to approve the adoption of the Company’s Restated Certificate of Incorporation to effect a 50-to-one reverse stock split. The proposal was approved by the holders of 85.7% of the outstanding shares of the Company and will be effective on August 16, 2011.

Dr. R. Gerald Bailey, Chairman and CEO, commented, “This corporate action reflects our collective resolve to build BCM Energy into an institutional-quality oil and gas company with a focus toward creating value for current and future shareholders”.

About BCM Energy Partners, Inc.

BCM Energy Partners acquires distressed oil and gas assets with the intent to build a portfolio of proven reserves associated with producing wells. BCM has an effective management team that is well-connected within the Gulf Coast oil and gas industry, with over 100 years of collective experience acquiring and exploiting oil and gas assets. More information is available at www.BCMEnergy.com.

Legal Notice Regarding Forward-Looking Statements:

This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of BCM Energy Partners, Inc. to be materially different from the statements made herein. Except for any obligation under the U.S. federal securities laws, BCM Energy Partners, Inc. undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.